RULE 12B-1 PLAN PAYMENTS AGREEMENT

BRIGHTHOUSE SECURITIES, LLC (the “Distributor”) and METROPOLITAN TOWER LIFE INSURANCE COMPANY (the “Insurance Company”) mutually agree to the arrangements set forth in this Agreement (this “Agreement”) dated as of the 6th day of March, 2017.

WHEREAS, the Insurance Company, through various separate accounts, is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”) that utilize (i) certain shares of beneficial interest of the series of various funds, and (ii) certain shares of other funds (together, the “Shares”);

WHEREAS, the Distributor may receive fees from the series (each a “Portfolio” and together, the “Portfolios”) of Brighthouse Funds Trust I (“BFTI”) and Brighthouse Funds Trust II (“BFTII” and together with BFTI, the “Trusts”) utilized by the Contracts pursuant to certain agreements with each such Portfolio and Distribution Plans adopted by each such Portfolio pursuant to Rule 12b-1 (each, a “Plan” and together, the “Plans”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Plans relate to certain Shares of the Portfolios (the “Plan Shares”);

WHEREAS, the Distributor desires to obtain from the Insurance Company distribution services and shareholder services described in Schedule A to this Agreement (the “Services”) for the Insurance Company’s customers who are current or potential beneficial holders of the Plan Shares (the “Customers”), and the Insurance Company desires to provide the Services, either directly or through third parties; and

WHEREAS, neither the Insurance Company nor any other person has any contractual or other legal obligation to the Portfolios to provide the Services.

NOW, THEREFORE, the parties agree as follows:

1.    Services. The Insurance Company agrees to provide to the Distributor, either directly or through third parties, the Services described in Schedule A hereto for the Customers.

2.    Service Fees.

(a)    The Distributor agrees to pay the Insurance Company amounts to be accrued daily and paid quarterly (or at such other intervals as are agreed to by the parties) equal to the amount of the fees received by the Distributor from the Portfolios related to Plan Shares held by the Insurance Company.

(b)    The Distributor shall calculate the payment contemplated by this Section 2 at the end of each calendar quarter (or other agreed upon interval) and will make such payment to the Insurance Company reasonably promptly thereafter, without demand or notice by the Insurance Company.

(c)     The settlement of any balance payable pursuant to this Agreement shall be in accordance with the requirements in the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual or any successor thereto. Other than in respect of satisfying the Insurance Company’s obligations under this Agreement, the Insurance Company shall not be obligated to advance any funds to the Distributor pursuant to this Agreement.

3.    Term.

(a)     This Agreement shall not take effect until it has been approved by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act or the rules and regulations thereunder) of both (a) the trustees (the “Trustees”) of the Trusts, and (b) the Independent Trustees of the Trusts cast in person at a meeting called for the purpose of voting on this Agreement.

(b)    This Agreement shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Agreement in Section 3(a) above.

4.    Termination.

(a)    This Agreement may be terminated at any time with respect to a class of Plan shares of a Portfolio, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of such class of Plan Shares of a Portfolio, or by any party to this Agreement, on not more than 60 days’ written notice to any other party to this Agreement.

(b)    The Service fees provided hereby shall be automatically terminated with respect to any class of Plan Shares in the event that the Plan is terminated with respect to such class of Shares.

(c)    This Agreement shall terminate automatically in the event of its assignment.

(d)    Notwithstanding the foregoing, this Agreement will immediately terminate upon written notice being given by the Insurance Company to the Distributor in the event of (i) willful misconduct, gross negligence or bad faith on the part of the Distributor, or (ii) the liquidation, conservatorship or receivership of the Distributor.

(e)     The Distributor acknowledges and agrees that in the event that the Insurance Company is placed into receivership or seized by the Delaware Commissioner of Insurance (the “Commissioner”) under Chapter 59 of the Delaware Insurance Code, (i) the Distributor shall have no automatic right to terminate this Agreement, (ii) all rights of the Insurance Company under this Agreement shall extend to the receiver or the Commissioner, and (iii) all books and records of the Insurance Company shall be made available to the receiver or the Commissioner and shall be turned over to the receiver or the Commissioner immediately upon the receiver or the Commissioner’s request.

5.    Amendment.

This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

6.    Non-Recourse Nature of Obligation.

The Distributor shall only be obligated to pay fees with respect to any class of Plan Shares to the Insurance Company to the extent that the Distributor has actually received the corresponding fees from the Portfolio with respect to such class of Plan Shares. In the event Distributor is no longer obligated to pay fees as to a class of Plan Shares, the Insurance Company shall no longer be obligated to provide services to Distributor with respect to such class of Plan Shares.

7.    Miscellaneous

(a)    Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

(b)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c)    Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of Delaware without reference to the conflict of law provisions thereof.

(d)    Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency or competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(e)    Books and Records. The Distributor acknowledges that all books and records of the Insurance Company are and shall remain the property of the Insurance Company and subject to the control of the Insurance Company.

(f)    Defined terms. As used in this Agreement, (a) an “Independent Trustee” shall mean each Trustee of the Trusts who is not an interested persons of the Trusts, and who has no direct or indirect financial interest in the operation of a Plan or any agreements related to it, and (b) the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRIGHTHOUSE SECURITIES, LLC		METROPOLITAN TOWER LIFE INSURANCE COMPANY

By:	/s/ Donald Leintz	By:	/s/ Sabrina Model
Name:	Donald Leintz	Name:	Sabrina Model
Title:	Vice President	Title:	Vice President

Schedule A

SERVICES

•	Advertising and developing, preparing, printing, and mailing of sales literature;

•	Printing and mailing of prospectuses to other than existing contract owners;

•	Paying compensation to broker-dealers;

•	Paying compensation to sales personnel;

•	Interest, carrying, or other financing charges related to the foregoing;

•	Providing telephonic support for contract owners with respect to inquiries about any class of Shares, the Shares, the Portfolios, or the Trusts;

•	Assisting contract owners in completing the Trust portion of any product application;

•	Delivering to existing contract owners of the Trusts approved sales literature with respect to the Portfolios;

•	Providing to existing contract owners the Trusts’ statement of additional information (upon request);

•	Assisting existing contract owners with decisions regarding Portfolio beneficial ownership decisions;

•	Assisting existing contract owners in understanding any aspect of a Portfolio’s investment objective, policies, restrictions, or other operational features;

•	Providing existing contract owners with approved information with respect to the Trusts’ investment adviser and any Portfolio’s investment subadviser;

•	Providing existing contract owners with on-going information and assistance with respect to the Trusts’ manager-of-managers structure, the role of Brighthouse Investment Advisers, LLC, and any subadviser changes;

•	Answering questions relating to, and assisting contract owners, in properly directing the Insurance Company, as record owner, how to vote allocable Shares by proxy for all shareholder meetings; and

•	Providing other usual or incidental administrative services provided to existing contract owners.